FIRST AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS FIRST AMENDMENT dated as of September 5, 2008, to the Distribution Agreement, dated as of May 30, 2008 (the "Agreement"), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware business trust, (the "Trust") on behalf of its series, the S&P 500® Capital Appreciation Fund (Providing for Special Redemption Feature in 2018), f/k/a as the S&P 500® Protected Return Fund (with Protected Redemption Value in 2018) (the "Fund") and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor”).

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the Trust and the Distributor desire to amend the Agreement to change the name of the Fund; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS	QUASAR DISTRIBUTORS, LLC

By: /s/ Joesph Neuberger	By: /s/ James R. Schoenike

Printed Name: Joseph Neuberger	Printed Name: James R. Schoenike

Title:Chairman	Title: President

EXHIBIT A

to the Trust for Professional Managers Distribution Agreement

Fund Names

Name of Series
S&P 500® Capital Appreciation Fund (Providing for Special
Redemption Feature in 2018) - name change as of 9/4/08